EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered as of February 24, 2026 (the “Effective Date”), by and between Kelly Brown (“Executive”) and BG Staff Services, Inc., a Texas corporation (the “Company”) (collectively, the “Parties” or singularly, a “Party”).

WITNESSETH:

WHEREAS, the Company is a wholly owned subsidiary of BGSF, Inc., a Delaware corporation (“BGSF”), which is publicly traded and taxable as a “C” corporation;

WHEREAS, the Company is engaged in the business of providing workforce solutions to third parties; and

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto mutually agree as follows:

1.COMMENCEMENT DATE AND TERM. Executive’s employment pursuant to this Agreement commenced on July 1, 2025 (the “Commencement Date”), and shall continue through December 31, 2027, and successive one-year extensions, to the extent applicable, as provided in this paragraph (the “Term”). The Term shall automatically be extended for additional one-year periods beyond December 31, 2027, unless written notice is given by one Party to the other Party, at least 180 days prior to the expiration date of the then current Term, of such Party’s intention not to renew. If a notice not to renew has been provided on a timely basis pursuant to this Agreement, this Agreement shall expire upon the conclusion of the then current Term. The period of Executive’s employment under this Agreement during the initial Term and successive one-year periods thereafter, if any, until terminated as provided herein, may also be referred to as the “Employment Period”.

2.DUTIES.

2.1From and after the Commencement Date, Executive shall be employed as President of Property Management Division of the Company, with the authority, duties and responsibilities assigned to Executive by the Company’s Board of Directors (the “Board”) or Chief Executive Officer (“CEO”), to whom she shall report; provided, however, that, for so long as Executive serves as Co-CEO pursuant to Section 2.2 below, Executive shall report solely to the Board.

2.2Beginning on the Commencement Date and continuing until she resigns from such role or is removed from it by the Board in its sole discretion, Executive shall also serve as Co-CEO of the Company. In this capacity, Executive shall have and exercise the authority, duties, and responsibilities assigned to her by the Board, to whom she shall report. For avoidance of doubt, Executive’s resignation or removal from the position of Co-CEO shall not, by itself, constitute Good Reason (within the meaning of Section 4.5).

2.3Executive shall devote all of her working time and efforts exclusively to the performance of her duties under this Agreement and shall not be employed or otherwise be engaged in any other business activity that would conflict or interfere with the performance of Executive’s duties without the prior written approval of the Board. Notwithstanding the foregoing, Executive will be permitted to (a) act or serve as a director of one publicly traded company so long as such activities are disclosed in writing to the Board, provided that such service does not interfere with the performance of Executive’s duties and responsibilities to the Company; (b) with the prior written consent of the Board (which consent will not be unreasonably withheld, conditioned or delayed) act or serve as a director, trustee, or committee member of any type of civic or charitable organization as long as such activities are disclosed in writing to the Board and, provided that the activities described above do not interfere with the performance of Executive’s duties and responsibilities to the Company; and (c) purchase or own less than 5% of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, the corporation.

2.4Executive shall be employed at the Company’s executive office in the Dallas area or remotely as agreed upon with the CEO. Executive shall perform her duties during customary business hours at such executive office, except when her duties require business travel.

2.5If elected, Executive agrees to serve on the Board and on the board of any affiliates without additional compensation. Executive further agrees to serve as an officer of any affiliates without additional compensation.

3.COMPENSATION AND BENEFITS.

3.1Base Salary. The Company shall pay Executive an initial annualized gross salary of $375,000.00 (the “Base Salary”) which shall be payable in accordance with the standard payroll practices of the Company (subject to such withholdings and other customary deductions as may be required by law) for her services pursuant to this Agreement. The Base Salary may be evaluated by the Board and its Compensation Committee, and may be raised, but may not be less than the then effective Base Salary.

3.2Annual Bonus. Executive shall be eligible to receive an annual bonus (the “Bonus”) the amount of which will be determined based on the BGSF’s

Adjusted EBITDA, as reported in BGSF’s financial statements for the applicable fiscal year (“EBITDA”) and set forth in Executive’s VARIABLE PAY PLAN(s), and subject to the VARIABLE PAY – TERMS & CONDITIONS, (collectively the “VPP”). No later than the first quarter of each fiscal year, BGSF will establish the budget for that fiscal year. The Bonus (if and to the extent earned) will be paid according to the terms of the VPP, except that Executive shall be entitled to receive a Bonus and/or a prorated Bonus in accordance with Section 4.6 upon Executive’s involuntary termination without Cause (defined below), resignation for Good Reason (defined below), or termination upon expiration of the Employment Period. The Company will have the discretion to provide additional incentives to Executive as the Company deems appropriate. The annual Bonus (if and to the extent earned) will be paid pursuant to the terms of the VPP. Except as provided for elsewhere in this Agreement, Executive must be employed by the Company on the last day of the applicable fiscal year for which the bonus is calculated in order to be entitled to payment of the bonus for that year. The Board will have the discretion to increase the percentage of Base Salary paid as a bonus and may provide additional incentives to Executive as the Board deems appropriate.

3.3Acquisition Bonus. If an Acquisition (as defined herein) occurs during the Employment Period, and Executive is Involved in the Acquisition, Executive shall receive a bonus equal to 1% of any acquired company’s adjusted EBITDA, as determined by the Board in consultation with Executive, for the first complete twelve months following the Acquisition’s closing date (the “Acquisition Bonus”). “Involved in the Acquisition” means any activity in which Executive significantly participates (as reasonably determined in good faith by the Board) related to any Acquisition activity, begun after the Start Date. For the avoidance of doubt, it is presumed that Executive is involved in any Acquisition undertaken by the Company unless Executive is specifically advised, in advance in writing, that Executive is excluded from participation, including any Acquisitions that may be currently in process. The Acquisition Bonus shall be paid quarterly (subject to such withholdings and other customary deductions as may be required by law) no later than 10 days following the completion of the review of the Company’s quarterly financial statements. For purposes of this Agreement, “Acquisition” means a transaction in which the Company acquires a majority of the equity interests, or all or substantially all of the assets, of an unrelated third party, as determined by the Board in consultation with Executive.

3.4Stock Options and Restricted Stock. During the Employment Term, Executive shall be considered, no less than annually, for an additional award of options to purchase BGSF common stock (“stock options”) and/or restricted stock (“RS”) by the Board and its Compensation Committee in accordance with the BG Staffing, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”), along with terms and conditions as may be set forth in any applicable award agreement. Such award of stock options or RS, if any, shall be determined by the Board, consistent with the 2013 Plan. If awarded, Executive agrees that any award of such stock options or RS shall be subject to the terms of the 2013 Plan and her execution of any applicable award agreement as provided by BGSF, along with her execution of any other required documents evidencing such an award, as may be required of other executives at her level of authority.

3.5Benefits. Executive shall be eligible to participate in the Company’s various health care, retirement and insurance benefit plans and programs that the Company provides to its other employees whose responsibilities and duties are comparable to those of Executive, in each case subject to the terms and conditions of such plans and programs. The Company may modify or terminate such benefit programs at any time in its sole discretion.

3.6Short-term Disability. Executive shall be entitled to short-term disability comparable to the program that the Company provides to its other employees, should she become temporarily disabled, meaning that she is not able to work for a short period of time due to sickness or injury (excluding on-the-job injuries which are covered by workers compensation insurance) as defined by any applicable plan document.

3.7Paid Time Off (“PTO”). Executive shall be entitled to such paid holidays and other days of leave as may be designated by the Company. In addition, Executive shall initially be entitled to PTO of four (4) weeks per fiscal year and will increase pursuant Company policy. Unless approved in advance, no more than two (2) weeks of PTO may be taken consecutively. Unused PTO time shall be carried over from any one fiscal year to the next fiscal year in accordance with the Company’s policy. Except as specified otherwise in this Agreement, upon termination of employment Executive will be paid for accrued but unused PTO in accordance with the Company’s PTO policy.

3.8Professional Fees. Subject to Section 10 below, the Company shall reimburse Executive for annual membership dues related to Executive’s membership in organizations that the Board may approve.

3.9Expenses. Subject to such policies as may from time to time be established by the Company and Section 10 below, the Company shall reimburse Executive for reasonable expenses actually incurred or paid by Executive in the performance of Executive’s duties under this Agreement, upon the timely presentation of expense statements or vouchers or such other supporting documentation as the Company may require.

3.10 Indemnification and Insurance. During the Term and thereafter, Executive shall be entitled to indemnification to the fullest extent permitted in accordance with the By-Laws and/or charters or other formation and governing documents of the Company and its subsidiaries and affiliates and as provided under the terms of the Company’s directors and officers liability and (if applicable) fiduciary liability insurance policies, or any other applicable insurance policies (the “Policies”), as the Policies may be amended from time to time, or any successor policy, provided, that any such policy shall have terms that are, in the aggregate, no less favorable than the terms of the relevant policy in effect on the Effective Date. If at any time the Company’s Board of Directors or a committee thereof approves a form of indemnification agreement for use with the Company’s directors or officers, then the Company shall enter into an indemnification agreement with Executive containing the same terms and conditions as are contained in such form of indemnification agreement.

4. TERMINATION.

4.1 Early Termination. Executive’s employment shall continue pursuant to Section 1 above unless earlier terminated by: (a) Executive’s death; (b) Executive’s Incapacity (as defined herein); or (c) Executive or the Company, for any lawful reason or no reason, provided that if the termination by the Company is without Cause (as defined herein) or the termination by Executive is with Good Reason (as defined herein), the Company or Executive, as applicable, shall provide the other party with 30 days written notice prior to the effective date of the termination.

4.2 Death. Executive’s employment will terminate automatically upon her Death.

4.3 Incapacity. The term “Incapacity” has the same meaning as the term “disabled,” in the Company’s long-term disability insurance program, as in effect from time to time provided such definition complies with the requirements of Treasury Regulation Section 1.409A-3(i)(iv), which requires either that: (a) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. If Executive is determined by the Board in good faith to have incurred Incapacity, the Company may give her a written notice of her termination of employment pursuant to this section (“Termination Notice”). If within ninety (90) days of the Termination Notice, Executive does not return to full-time performance and is not able to perform the essential functions of her duties, with or without reasonable accommodation under the Americans with Disabilities Act, Executive’s employment will terminate hereunder, unless otherwise prohibited by law, upon the date set forth in the Termination Notice. If Executive does return to full-time performance in that ninety (90) day period and is able to perform the essential functions of her duties, with or without a reasonable accommodation, the Termination Notice will be cancelled. Nothing in this Section 4.3 shall be construed to waive Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

4.4 Definition of Cause. For purposes of this Agreement, “Cause” for termination by the Company shall be deemed to exist if: (a) Executive has been convicted of, or plead guilty, no contest or deferred adjudication to, a felony; (b) the Board determines that Executive has engaged in acts of dishonesty or fraud involving the Company; (c) Executive materially breaches this Agreement; (d) Executive has engaged in illegal conduct or intentional misconduct, in either case, that is materially and demonstrably injurious to Company; (e) Executive materially violates written policies of the Company; or (f) Executive refuses or fails to perform the duties reasonably assigned to her by the Board in accordance with this Agreement (other than by reason of Death or Incapacity); provided, however, with respect to Section 4.4 (c), (e) and (f), that Executive is given written notice by the Board of the specific nature of the failure to perform, breach of agreement or violation of written policies, as applicable, and Executive does not correct such failure, breach or violation within thirty (30) days after Executive’s receipt of such notice.

4.5 Definition of Good Reason. For purposes of this Agreement, “Good Reason” for Executive’s termination of this Agreement shall mean (a) any reduction in Executive’s Base Salary, as such amount may be increased from time to time; (b) a material diminution in Executive’s authority, duties or responsibilities as set forth under this Agreement other than as a result of Executive’s resignation from, or removal from, the Co-CEO position (which shall include, without limitation and for avoidance of doubt, a change in the reporting of Executive from the Board or CEO to any other person); (c) any action or inaction by the Company that constitutes a material breach by the Company of this Agreement; (d) a change in the location of Executive’s principal place of employment; or (e) Company’s failure to require any successor to expressly assume the terms of this Agreement. In order for Executive’s termination to qualify as a termination for “Good Reason”, Executive must provide written notice to the Company of the existence of the condition(s) giving rise to “Good Reason” within thirty (30) days of Executive’s initial discovery of the condition(s), upon the notice of which the Company shall have thirty (30) days to cure the condition(s). If such condition(s) are not cured by the Company within such thirty (30) day period, Executive must actually terminate her employment within thirty (30) days following the expiration of such thirty (30)-day cure period.

4.6 Termination for Any Reason. Notwithstanding any provision of this Agreement to the contrary, upon Executive’s termination for any reason, the Company will (a) pay Executive her Accrued Compensation (defined below) and (b) shall timely pay Executive any amounts and provide her any benefits that are required, or to which Executive is then entitled, under any plan, contract or arrangement of the Company (together, the “Other Benefits”) in accordance with the terms of such plan, contract or arrangement. For purposes of this Section 4.6, “Accrued Compensation” means (1) Executive’s accrued but unpaid Base Salary up to and including the date of termination, (2) the amount of any expense reimbursements and other cash entitlements through the date of termination (including, without limitation, reimbursements due under Sections 3.7 or 3.8), and (3) the amount of any earned, but unpaid, Acquisition Bonus that would otherwise be due under Section 3.3; provided, however, that if Executive’s employment with the Company terminates due to (v) Executive’s death or (x) involuntary termination by the Company without Cause, (y) by Executive for Good Reason, or (z) expiration of the Employment Period, then “Accrued Compensation” shall also include the following amounts: (4) any earned, but unpaid Bonus for the immediately preceding fiscal year; and (5) a Bonus for the fiscal year in which the termination occurs, calculated assuming that the Company will meet its target adjusted EBITDA based on year-to-date performance for the year of termination calculated in accordance with the

Company’s normal accrual practice, but prorated based on the number of days that elapse from the first day of such fiscal year to the date on which Executive’s termination occurs. The amounts in (1) and (2) shall be paid within six days following Executive’s termination date (or earlier to the extent required by applicable law). The amounts in (3), (4) and (5) shall be paid within ten days following the completion of the review of the Company’s applicable quarterly or annual financial statements.

4.7 Termination without Cause, for Good Reason, or Non-Renewal by Company. In the event that Executive’s employment is terminated by the Company without Cause, by Executive for Good Reason, or as a result of the expiration of the Term due to the Company’s election under Section 1 not to extend the Term, then, subject to Executive’s compliance with post-employment termination obligations including, without limitation, as provided in the Covenant Agreement referred to in Section 5 below and subject to applicable withholdings, Executive (or Executive’s legal representative), shall receive in addition to her Accrued Compensation and Other Benefits as outlined in Section 4.6, a severance amount equal to twelve (12) months of Base Salary, payable in installments as provided in this Section 4.7. The Company shall also pay Executive an additional amount equal to the monthly COBRA premiums for Executive and her dependents, grossed-up for federal income taxes, for eighteen (18) months. The foregoing severance amounts shall be paid in substantially equivalent installments in the same manner and at the same intervals as Executive was being paid immediately prior to termination (the “Severance Payments”). Executive’s rights under this Section 4.7 shall be contingent upon Executive executing and not revoking a separation and release agreement (the “Release”) in form and substance substantially similar to the Separation Agreement and General Release of Claims attached hereto as Exhibit A, and Executive’s return of Company property within the time period specified in the Separation Agreement and General Release of Claims; provided, however, that if such period begins in one calendar year and ends in a second calendar year, such payments shall commence in the second calendar year no later than ten business days following the last day of such period, and the installment payment made in the second calendar year shall include the installment(s) that would otherwise have been paid during the earlier calendar year. Additionally, subject to Executive’s satisfaction of the Release required described above, Executive will become 100% vested in any awards outstanding under the 2013 Plan or similar plan.

4.8 Termination due to a Change in Control. For protection against possible termination after a Change of Control (defined below) of the Company and to induce Executive to continue to serve in her present capacity with the Company or in such other capacity to which Executive may be elected or appointed, the Company (or, if applicable, its successors or assigns) will provide the Severance Payments in a single lump sum payment to Executive, together with all Other Benefits, in the event Executive’s employment is terminated by the Company without Cause or by Executive after a Change in Control within one year after such Change of Control.
For purposes of this Agreement, “Change in Control” means the occurrence of any of the following after the Effective Date that also constitutes a change in control under Treasury Regulation Section 1.409A-3:

(a) one person (or more than one person acting as a group) acquires ownership of stock of BGSF or the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of BGSF or the Company (as applicable); provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of BGSF’s or the Company’s stock, as applicable, and acquires additional stock;

(b) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of BGSF’s or the Company’s stock possessing 30% or more of the total voting power of the stock of BGSF or the Company, as applicable;

(c) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election;
(d) completion of a consolidation, merger, or sale, lease, exchange, or other transfer of substantially all of the assets of BGSF or the Company; or (e) approval by the stockholders of BGSF or the Company of a liquidation or dissolution of BGSF or the Company.

(d) completion of a consolidation, merger, or sale, lease, exchange, or other transfer of substantially all of the assets of BGSF or the Company; or

(e) approval by the stockholders of BGSF or the Company of a liquidation or dissolution of BGSF or the Company.

If Executive’s employment is terminated under the circumstances provided in this Section 4.8, then Executive shall be entitled to the same payments and benefits as provided in Section 4.7 subject to the following adjustments: (1) the severance amount shall be increased to eighteen (18) months of Base Salary (i.e., instead of 12 months Base Salary). Additionally, Executive will become 100% vested in any awards outstanding under the 2013 Plan or similar plan. Executive’s right to receive the foregoing severance is subject to Executive’s timely satisfaction of the Release required described above in Section 4.7.

    4.9 Golden Parachute Payments.

(a) Anything in this Agreement to the contrary notwithstanding, if any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as, the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the, “Code”) and would, but for this Section 4.9, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the

280G Payments, a calculation shall be made comparing (a) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (b) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (a) above is less than the amount under (b) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 4.9 shall be made in a manner determined by the Tax Counsel (defined below) in a manner that is consistent with the requirements of Sections 280G and 409A of the Code and that leaves Executive’s in the best after-tax position.

(b) All calculations and determinations under this Section 4.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company and approved by Executive (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 4.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel, and each other, with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 4.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

4.10 Termination relating to Executive’s Incapacity or Death. If, during the Employment Period, Executive’s employment terminates as a result of her Incapacity or death, the Company shall pay Executive or her estate as the case may be, the Accrued Compensation and Other Benefits as outlined in Section 4.6.

5. REQUIRED RESTRICTIVE COVENANT AGREEMENT. Simultaneously with the execution and delivery of this Agreement and as a condition to Executive’s employment with the Company, Executive shall execute a Non-Disclosure of Confidential Information, Non-Solicitation, Non-Interference and Non-Competition Agreement in the form of Exhibit B attached hereto (the “Covenant Agreement”).

6. ENTIRE AGREEMENT. This Agreement with its Exhibits constitute the entire understanding between the Parties relating to the subject matter hereof, and supersedes and replaces all prior agreements or understandings relating to the subject matter hereof, including, without limitation, the Prior Agreement, and there are no covenants, conditions, representatives, or agreements, oral or written, or any nature whatsoever, other than those herein contained.

7. MODIFICATIONS. This Agreement may be amended, modified, cancelled or superseded only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. Except as otherwise provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8. SEVERABILITY. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

9. ASSIGNMENT. Executive shall not assign, transfer or convey this Agreement, or in any way encumber the compensation or other benefits payable to her hereunder, except with the prior written consent of the Company. The Company may assign this Agreement and its rights hereunder in whole, but not in part, to any entity with or into which it may transfer all or substantially all of its assets (and, in such event, the term “Company” as used herein shall mean and refer to such successor-in-interest).

10. CODE SECTION 409A.

10.1 To the extent that any payments to be made to Executive upon a termination of employment are subject to Section 409A of the Code, a termination of employment with the Company shall not have occurred unless and until Executive has incurred a “separation from service” as defined under Section 409A of the Code and applicable regulations. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

10.2 Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (a) six (6) months and one (1) day after Executive’s separation from service, or (b) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

10.3 All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

10.4 The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party. This Section 10 shall apply only to the extent required to avoid Executive’s incurrence of any tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.

10.5 Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A of the Code.

11. CLAW BACK. All incentive-based compensation, payments and benefits provided to Executive under this Agreement (e.g., the annual bonus described in Section 3.2), as determined by the Company, shall be subject to claw back by the Company or BGSF (i.e., repayment by Executive to the Company or BGSF, as applicable), less the amount of any withholdings or other deductions previously withheld on such compensation, (a) to the extent required by applicable law, or (b) in the event Executive’s misconduct pertaining to any financial reporting requirement under the federal securities laws results in the Company, BGSF or related entity or being required to prepare and file an accounting restatement or similar with the federal Securities and Exchange Commission or a similar agency; provided, however, that no offset of any amounts owed under this Agreement or otherwise to Executive shall be permissible by the Company under this Section 11 to the extent that Executive would incur a violation of Section 409A of the Code as a result of any such offset, as determined solely by the Company.

12. NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by facsimile, overnight delivery, or registered mail, return receipt requested, to the Parties at the addresses set forth below, or to such changed address as either Party may subsequently give notice of.

If to Executive:

Kelly Brown
____________________
____________________

If to the Company:

BG Staff Services Inc. Board of Directors
C/o Chief Executive Officer
14901 Quorum Dr , Suite 800
Dallas, TX 75254

Notices delivered personally or by overnight delivery shall be effective upon delivery or delivery refused. Notices properly addressed and delivered by mail, return receipt requested, shall be effective upon deposit with the United States Postal Service.

13. BINDING EFFECT. Except as otherwise provided in this Agreement, this Agreement shall be binding on the Parties hereto and on their respective heirs, administrators, executors, permitted successors and permitted assigns.

14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document.

15. ARBITRATION. Any dispute, controversy, or claim arising out of or related to this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association (“AAA”) and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by Texas law. Venue for any arbitration pursuant to this Agreement will lie in Collin County, Texas. Any award entered by the arbitrator(s) shall be final and binding, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of AAA and the arbitrator(s), if applicable, equally.

16. GOVERNING LAW. This Agreement is being executed in the State of Texas and shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.

17. CONTINUING OBLIGATIONS. The Golden Parachute provisions of Section 4.9, the Covenant Agreement referenced in Section 5 of this Agreement, the Section 409A provisions of Section 10 and the claw back provisions in Section 11 shall survive termination of Executive’s employment for any reason (with or without Cause or Good Reason). Unless otherwise specifically provided in this Agreement, no rights or obligations of either Party shall continue after the termination of this Agreement.

18. OPPORTUNITY TO CONSULT WITH COUNSEL. Executive has been given ample time to consult with an attorney of her choice with respect to the terms of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

EXECUTIVE:

/s/ Kelly Brown
Kelly Brown

Date: February 24, 2026

COMPANY

BG STAFF SERVICES, INC.

By: BGSF, Inc.
its sole shareholder

By: /s/ Richard L. Baum, Jr.
Richard L. Baum, Jr.
Chair, Compensation Committee

Date: February 24, 2026

EXECUTIVE EMPLOYMENT AGREEMENT

Exhibit A — Separation Agreement and General Release
Separation Agreement and General Release of Claims

(the “ General Release” )1

For and in consideration of benefits described in Executive Employment Agreement dated effective February 24, 2026 (the “Employment Agreement”) by and between BG Staff Services, Inc., a Texas corporation (the “Company”), and Kelly Brown (“Executive”) and for other good and valuable consideration, Executive hereby releases, to the maximum extent permitted by applicable law, the Company and its parent company, BGSF, Inc., and their respective divisions, affiliates, subsidiaries, parents, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of or related to Executive’s employment with the Company, Executive’s separation from employment with the Company or derivative of Executive’s employment, which Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Separation Agreement and General Release of Claims (this “General Release”). Such released claims include, without limitation, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act ; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Genetic Information Nondiscrimination Act; the Rehabilitation Act; the Family and Medical Leave Act; the Fair Labor Standards Act; Executive Retirement Income Security Act of 1974 as amended; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; Executive Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the Federal False Claims Act; the Texas Labor Code; (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract, including but not limited to the Employment Agreement, or tort law or public policy or whistleblower claim, having any bearing whatsoever on Executive’s employment by and the termination of Executive’s employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, wage, commission or bonus payment, money or equitable relief or damages of any kind, attorneys’ fees, costs, and/or future wage loss.

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1 Note: To be updated for changes in law at time of separation.

It is understood that this General Release is not intended to and does not affect or release (i) any future rights or any claims arising after the date this General Release is executed by Executive, (ii) any payments due to Executive under the terms of the Employment Agreement on account of Executive’s termination of employment, (iii) any rights Executive may have with respect to stock options, restricted stock, stock rights or stock ownership in BGSF, Inc. and (iv) any rights of Executive to indemnification, advancement of expenses and/or coverage under director’s and officer’s insurance policies from or maintained by the Company, BGSF, Inc. or any of their affiliates.

Executive understands that the consideration provided to Executive under the terms of the Employment Agreement or otherwise does not constitute any admission by the Company that it has violated any law or legal obligation.

Executive agrees, to the fullest extent permitted by law, that Executive will not commence, maintain, prosecute or participate in any action or proceeding of any kind against the Released Parties based on any of the claims waived herein occurring up to and including the date of Executive’s signature hereto. Executive represents and warrants that she will not have done so as of the Effective Date (defined below) of this General Release. Notwithstanding the foregoing agreement, representation and warranty, if Executive violates any of the provisions of this paragraph, Executive agrees to indemnify and hold harmless the Company from and against any and all costs, attorneys’ fees and other expenses authorized by law which result from, or are incident to, such violation. This paragraph is not intended to preclude Executive from (1) challenging the knowing and voluntary nature of this General Release; or (2) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any state or municipal equivalent agency.

Executive further agrees to waive her right to any monetary or equitable recovery should any federal, state or local administrative agency pursue any claims on Executive’s behalf arising out of or related to Executive’s employment with and/or separation from employment with the Company and promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or governmental entity or agency on Executive’s behalf or on behalf of any class of which Executive is a member with respect to any of the claims Executive has waived.

Executive acknowledges and agrees that: (i) after she received a written copy of this General Release, she had adequate opportunity to review it and that she has personally read it; (ii) she fully understand its contents; (iii) she has been advised to consult an attorney before signing it; (iv) she enters into this General Release knowingly, voluntarily and after any consultations with her attorney or other advisor, as she deems appropriate and (v) she has been given at least 21 days from the date of receipt of this General Release to consider all of its terms. Executive fully understands that, by signing below, she is voluntarily giving up any right which she may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act.

The terms of this General Release shall not become effective or enforceable until eight days following the date of its execution by Executive, provided that Executive has not revoked her agreement hereto (the “Effective Date”). Executive may revoke the General Release by notifying the Company in writing (via US Mail to the attention of the Chief Executive Officer, BG Staff Services, Inc., 14901 Quorum Dr, Suite 800, Dallas, TX 75254, or via fax to (972) 960-6115 or via email to kschroeder@bgsf.com. For Executive’s revocation to be effective, written notice must be received by the Company no later than the close of business on the eighth (8th) day following the date Executive signs this General Release.

The Company’s obligation to provide the benefits described in Section 4.7 of the Employment Agreement, will expire and become null and void, if this General Release is not executed and delivered to the Company via US Mail to Chief Executive Officer, BG Staff Services, Inc., 14901 Quorum Dr, Suite 800, Dallas, TX 75454, or via fax to (972) 960-6115 or via email to krschroeder@bgsf.com during the twenty-one (21) day review period or if Executive revokes this General Release within the eight-day revocation period following her executing this General Release.

Executive certifies that she does not have in her possession, nor has she failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, materials, equipment or reproductions of any of the aforementioned items and any Confidential Information (as defined in the Non-Disclosure of Confidential Information, Non-Solicitation, Non-Interference and Non-Competition Agreement by and between the Company and Executive effective February 24, 2026 (the “Covenant Agreement”)); provided that nothing in this provision prohibits Executive from retaining non-confidential materials relating to the terms and conditions of her employment with the Company.

Executive further certifies that Executive has complied with all the terms of the Covenant Agreement, and Executive agrees that Executive will comply with all post-termination obligations set forth in the Covenant Agreement.

Executive agrees and covenants that she shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees or officers, and existing and prospective customers, suppliers, investors and other associated third parties, now or in the future. This does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to the Company’s Chief Executive Officer.

The Company agrees that it will use reasonable efforts to ensure that its executives do not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Executive, now or in the future. This does not, in any way, restrict or impede the Company from complying with any applicable law, regulation, or listing requirement.

This General Release shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas, without regard to principles of conflict of laws. If any clause of this General Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this General Release. This General Release is binding on Executive and her representatives, heirs, and assigns.

Please read carefully, as this document includes a release of claims, and is legally-binding.
EXECUTIVE:
_                        ________________________
K                        Kelly Brown

Date:
________________________

EXECUTIVE EMPLOYMENT AGREEMENT

Exhibit B — Covenant Agreement

NON-DISCLOSURE OF CONFIDENTIAL INFORMATION,

NON-SOLICITATION, NON-INTERFERENCE AND

NON-COMPETITION AGREEMENT
THIS NON-DISCLOSURE OF CONFIDENTIAL INFORMATION, NON-SOLICITATION, NON-INTERFERENCE AND NON-COMPETITION AGREEMENT (this “Covenant Agreement”) is entered into as of the 24th day of February, 2026 (the “Effective Date”) by and between Kelly Brown (“Executive”) and BG Staff Services, Inc. (the “Company”).

WHEREAS, the Company is a wholly owned subsidiary of BGSF, Inc. (“BGSF”);

WHEREAS, the Company and its affiliated entities, including but not limited to its parent, BGSF, are engaged in the business of providing temporary staffing to third parties;

WHEREAS, for purposes of this Covenant Agreement, for the avoidance of doubt, all references herein to the Company (including, without limitation, references to the Company contained in Sections 1, 2, 3, 4 and 5) shall be deemed to include the Company and its affiliated entities including, without limitation, BGSF.

WHEREAS, Executive acknowledges that the Company’s reputation in the temporary staffing industry and the Company’s client relationships and potential client relationships are nationwide in scope and are a highly valued component of its business;

WHEREAS, Executive acknowledges that in exchange for entering into this Covenant Agreement, Executive will be granted unique access to confidential and proprietary information, processes and expertise that are used by the Company, in rendering services to its clients and that the confidentiality of such confidential and proprietary information, processes and expertise has significant value to the Company and its current and future success;

MOREOVER, the Company desires to employ Executive in a capacity which will inevitably provide Executive with access to the highest level of confidential information regarding the Company’s operational, financial, marketing and business plans, programs, data and condition, which the Company desires to protect;

WHEREAS, the Company requires that Executive enter into this Covenant Agreement as a precondition and material inducement to continuing the employment relationship with Executive pursuant to the terms of Executive Employment Agreement dated as of February 24, 2026 by and between the Company and Executive (the “Employment Agreement”);

WHEREAS, Executive desires to continue employment by the Company under such conditions; and

WHEREAS, Executive’s principal office while employed by the Company shall be located in Executive’s Dallas area home office.

NOW, THEREFORE, for and in consideration of the premises and the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto mutually agree as follows:

1. Confidential Information.

Upon Executive’s execution of this Agreement, which shall coincide with the continuing of her employment relationship with the Company and is a condition of and separate inducement for the Company’s entry into the Employment Agreement, the Company shall, and is hereby obligated to, provide Executive immediately with the right and ability to access certain confidential and proprietary information belonging to the Company, which are necessary for Executive to perform her duties as part of her employment relationship with the Company (the “Confidential Information”). “Confidential Information” means proprietary, trade secret or other non-public confidential information obtained as a result of Executive’s employment with the Company, including, without limitation, information belonging to the Company regarding the identity of its clients and their preferences and requirements; information regarding the Company’s processes, techniques; and technical data or that belonging to their clients; personnel information regarding the Company’s employees either permanent staff or temporary; information regarding the Company’s business relationships with its vendors or suppliers; the Company’s business practices and procedures, research and development data, and financial, marketing and economic plans; information regarding the Company’s affiliates; and information pertaining to confidential strategic business assignments which Executive performed for the Company.

Executive acknowledges that the Company has expended substantial resources acquiring and developing its: (a) Confidential Information; (b) customer relationships; and (c) qualified work force. Protecting these assets is critical to the Company’s survival and success because a competitor with access to such assets would have an unfair advantage over the Company. Accordingly, Executive acknowledges that the Company has a legitimate business interest in protecting these assets and that the restrictive covenants set forth in this Covenant Agreement are a reasonable means of doing so.

2. Non-Disclosure of Confidential Information

Except in accordance with Executive’s job duties for the Company, Executive shall not disclose nor use any Confidential Information by any means whatsoever during the term of her employment or following the termination of her employment relationship with the Company. This Section shall survive the termination of the employment relationship. Nothing herein may be construed to prevent disclosure of Confidential

Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Executive shall promptly provide written notice of any such order to the Board of Directors or its designee.

3. Non-Competition

Ancillary to this otherwise enforceable Covenant Agreement including the Company’s agreement to provide Executive with Confidential Information, which the Company desires to protect, and its entry into and performance of its obligations under the Employment Agreement, during the Employment Period, and for twelve (12) months after the termination of her employment for any reason, Executive shall not, directly or indirectly (except ownership through mutual funds or like investment methods), unless approved by the Company, own an interest in any business or become employed, retained or otherwise engaged to work in any capacity (“Employed”) (except as allowed below) for any person or business engaged in the provision of temporary staffing that competes in the Primary Market of the Company. The Primary Market of the Company is limited to professional or real estate temporary staffing or temporary staffing in another business/industry sector (“New Vertical”) when such New Vertical revenue exceeds twenty-five percent (25%) of the Company’s total revenue during the twelve (12) months prior to the Termination Date. For the avoidance of doubt, Executive may become Employed by a temporary staffing firm that does not compete in the Primary Market of the Company during the twelve (12) month non-competition period. in any state in United States in which the Company conducts business as of the Termination Date. Executive acknowledges that her positions as President of Property Management Division and Co-CEO and the related duties would provide her with access to Confidential Information in this regard which the Company would not want to be used to compete against it. Executive agrees that the restrictions on Executive’s activities imposed by this paragraph are reasonable in duration, scope and geography and in all other respects and are narrowly tailored to protect the Company’s legitimate business interests. The Company and Executive agree that the geographic scope is reasonable given that the Company’s business is national in nature. The Company agrees that Executive may work for any business otherwise prohibited under this section, provided that Executive is not an officer, director, or otherwise engaged in the management of such business.

4. Non-Solicitation of Clients and Prospective Clients

Ancillary to this otherwise enforceable Covenant Agreement including the Company’s agreement to provide Executive with Confidential Information, which the Company desires to protect, during the Employment Period and for eighteen (18) months after the termination of her employment for any reason, Executive shall not, directly or indirectly, knowingly (i) solicit business on behalf of any person or entity other than the Company, or (ii) solicit the business of or do business with any Client or Prospective of the Company. “Client or Prospective of the Company” means any person or entity during the term of Executive’s employment about which Executive had accessed any Confidential Information at any time during the twelve months period prior to the termination of her employment or with respect to which Executive possessed Confidential Information.

5. Non-Interference with Clients and Suppliers

During the Employment Period and for eighteen (18) months after the termination of her employment for any reason, Executive shall not, directly or indirectly, attempt to persuade (i) any person or entity to reduce the amount of business it does or to cease doing business with the Company, or (ii) any Client of the Company or Supplier of the Company to reduce the amount of business it does or to cease doing business with the Company. “Client of the Company” is defined in paragraph 4. “Supplier of the Company” means any person or entity that provided goods or services to the Company at any time during the twelve months prior to the termination of Executive’s employment.

6. Non-Solicitation of Employees and Independent Contractors

During the Employment Period and for eighteen (18) months after the termination of employment for any reason, Executive shall not, unless approved by the Company, directly or indirectly, (i) solicit the employment, retention or engagement of, or hire any employee, billable independent contractor or other personnel of the Company on behalf of any person or entity, and (ii) knowingly solicit the employment, retention or engagement, or hire, of any Personnel of the Company. “Personnel of the Company” means any employee (whether staff, temporary or leased), billable independent contractor or other personnel employed, retained or engaged by the Company at any time during the twelve months prior to the termination of Executive’s employment.

7. No Hardship to Executive

Executive agrees that enforcement of any of the restrictive covenants in the Covenant Agreement shall not cause Executive any hardship, and because of Executive’s background and experience shall not in any manner preclude Executive, in the event that Executive’s employment with the Company is terminated for any reason, from becoming gainfully employed in such manner and to such extent as shall provide Executive with a standard of living of at least the sort and fashion to which Executive has become accustomed.

8. Survival of Restrictive Covenants

The restrictive covenants contained in the Covenant Agreement shall survive the termination of Executive’s employment, whether terminated by Executive or the Company for any reason (with or without Cause or Good Reason (as such terms are defined in Executive Employment Agreement between the Company and Executive of even date herewith)).

9. Absence of Conflicting Agreements

Executive understands that the Company does not desire to acquire from her any trade secrets, know-how or confidential business information that she may have acquired from others. Executive represents and warrants that she is not and will not become bound by any agreement, commitment, arrangement or court order, or any other existing or previous business relationship which violates, conflicts with or prevents the full performance of Executive’s duties and obligations to the Company under Executive Employment Agreement between the Company and Executive of even date herewith.

Further, Executive acknowledges that the Company may, at any time while any of the non-disclosure or restrictive covenant provisions contained in this Agreement are in force, provide notice of the existence of this Agreement to any third party with whom or which Executive proposes to become, or becomes, employed or otherwise associated, without any liability to the Company for providing such notice.

10. No Employment Contract

Nothing in this Covenant Agreement creates or is intended to create, a fixed term of employment or a guarantee of employment, express or implied, or to otherwise alter the nature of Executive’s employment with the Company pursuant to the terms and conditions of Executive Employment Agreement between the Company and Executive of even date herewith.

11. Return of the Company’s Property

All Confidential Information is the sole property of the Company. During Executive’s employment by the Company, Executive shall not remove any Confidential Information from the business premises of the Company or deliver any Confidential Information to any person or entity outside of the Company, except as Executive is required to do in connection with performing her duties and responsibilities within the employment relationship. Further, immediately upon the termination of Executive’s employment relationship by either Executive or by the Company for any or no reason, or during Executive’s employment if so requested by the Company, Executive shall return all Confidential Information and all other Company materials, apparatus, equipment and other physical property, or any reproduction of such property to the Chief Executive Officer of the Company or their designee. This Section shall survive the termination of the employment relationship.

Upon termination of Executive’s employment for any reason or upon the Company’s earlier request, Executive shall immediately provide the Company with all documents and data (including originals, photocopies, hard copies and electronic versions) of any nature pertaining to Executive’s work with the Company, whether or not created by Executive, including, without limitation, documents and data pertaining to the Company’s Clients; provided that nothing in this provision prohibits Executive from retaining non-confidential documentation pertaining to the terms and conditions of her employment with the Company.

12. Waiver

The waiver by either Party of a breach of any provision of this Covenant Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by the non-breaching Party.

13. Protected Communications

Nothing in this Covenant Agreement or the Employment Agreement is intended to, or will be used in any way to, limit Executive’s rights to communicate with the Securities and Exchange Commission (the “SEC”) or any other governmental agency, as provided for, protected under, or warranted by applicable law, including, but not limited to, Section 21F of the Securities Exchange Act of 1934, as amended, and SEC Rule 21F-7 (the “Protected Communications”). Nothing in this Agreement requires Executive to notify, or obtain permission from, the Company before engaging in any Protected Communications.

14. Entire Covenant Agreement

This Covenant Agreement and Executive Employment Agreement constitute the entire understanding between the Parties relating to the subject matter hereof and there are no covenants, conditions, representatives, or agreements, oral or written, or any nature whatsoever, other than those herein contained. This Covenant Agreement cannot be changed, modified or discharged unless agreed to in writing by both parties.

15. Assignability

Unless the Company expressly indicates otherwise in writing, the Company’s rights and obligations under this Covenant Agreement shall automatically transfer with any sale, transfer or other disposition of all or substantially all of its assets, stock or business. Executive may not assign any rights or obligations under this Covenant Agreement without the Company’s prior written consent. This Covenant Agreement shall survive the termination of Executive’s employment, regardless of the reason for such termination.

16. Remedies for Breach

Executive agrees that any breach of this Covenant Agreement could cause irreparable harm to the Company and that, in the event of such breach, the Company shall have, in addition to all other remedies at law, the right to seek an injunction, specific performance, or other equitable relief, to prevent or redress Executive’s violation.

17. Severability

If any provision of this Covenant Agreement is declared unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions. Such provision shall be reformed and construed to the extent permitted by law so that it would be valid, legal and enforceable to the extent possible.

18. Opportunity to Consult With Counsel

The Company encourages Executive to consult with counsel of Executive’s choice, at Executive’s expense, concerning the terms and conditions of this Covenant

Agreement including, but not limited to, the restrictive covenants in paragraphs 2, 3, 4, 5, and 6. Executive acknowledges having had ample time to do so.

19. Governing Law

This Covenant Agreement is being executed in the State of Texas and shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.

IN WITNESS WHEREOF, the Parties have duly executed this Non-Disclosure of Confidential Information, Non-Solicitation, Non-Interference and Non-Competition Agreement as of the date first written above.

EXECUTIVE

/s/ Kelly Brown
Kelly Brown

Date: February 24, 2026

COMPANY

BG Staff Services, Inc.

By: /s/ Keith Schroeder
Keith Schroeder
Co-Chief Executive Officer

Date: February 24, 2026